VIRTUAL COMMUNICATIONS CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

						Deficit
						Accumulated
					Additional	During	Total
	Series A Preferred		Common Stock		Paid-in	Development	Stockholders'
	Issued	Amount	Issued	Amount	Capital	Stage	Equity (Deficit)
Balance, December 31, 2012 (audited)	- $	-	25,000,000	$25,000	$246,672	$(1,602,060)	$(1,330,388)
Shares issued for consulting services	-	-	5,400	5	2,695	-	2,700
Shares issued for consulting services	-	-	7,700	8	3,842	-	3,850
Shares issued for consulting services	-	-	29,330	29	14,638	-	14,667
Shares issued for consulting services	-	-	31,900	32	15,918	-	15,950
Net loss	-	-	-	-	-	(1,454,474)	(1,454,474)
Balance, December 31, 2013 (audited)	-	-	25,074,330	25,074	283,765	(3,056,534)	(2,747,695)
Shares issued for consulting services	-	-	27,254	27	13,600	-	13,627
Capital contributed by officer	-	-	-	-	1,000	-	1,000
Shares issued for consulting services	-	-	18,890	19	9,426	-	9,445
Shares issued for consulting services	-	-	4,500	5	2,245	-	2,250
Net loss	-	-	-	-	-	(2,001,632)	(2,001,632)
Balance, December 31, 2014 (audited)	- $	-	25,124,974	$25,125	$310,036	$(5,058,166)	$(4,723,005)

The accompanying notes are an integral part of these financial statements.